Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Arago Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Other	Units, each consisting of one share of common stock, $0.0001 par value, and one redeemable warrant(2)	457(a)	8,625,000	$10.00	$86,250,000	0.0000927	$7,995.38
Fees to Be Paid	Equity	Shares of common stock, $0.0001 par value(3)	457(g)	8,625,000	--	--	--	--(4)
Fees to Be Paid	Equity	Redeemable warrants(3)	457(g)	8,625,000	--	--	--	--(4)
Fees to Be Paid	Equity	Shares of common stock, $0.0001 par value, to be issued to underwriters and consultants	457(a)	86,250	$10.00	$862,500	0.0000927	$79.95
	Total Offering Amounts							$8,075.33
	Total Fees Previously Paid							--
	Net Fee Due							$8,075.33

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 1,125,000 units, consisting of 1,125,000 shares of common stock and 1,125,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).